Exhibit 4.1

SECOND AMENDED AND RESTATED

CERTIFICATE

OF

INCORPORATION

OF

EASTMAN KODAK COMPANY

Pursuant to Sections 14A:9-5, 14A:14-24(1), 14A:14-24(3) and 14A:14-26 of the New Jersey Business Corporation Act, effective as of 12:01 A.M. Eastern Standard Time on September 3, 2013, Eastman Kodak Company (the “Company”) hereby amends, restates, and integrates its Certificate of Incorporation, as heretofore amended and restated, as authorized by the First Amended Joint Chapter 11 Plan of Reorganization of Eastman Kodak Company and its Debtor Affiliates, confirmed by the Bankruptcy Court for the Southern District of New York on August 23, 2013, under Chapter 11, Title 11 of the United States Code, in the case of In re Eastman Kodak Company, et. al., Case No. 12-10202 (ALG), to read as follows:

Article I

The name of the corporation is “Eastman Kodak Company.”

Article II

The Company is organized for the purpose of engaging in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act, as amended from time to time.

Article III

The Company has authority to issue 560,000,000 shares, consisting of 60,000,000 shares of preferred stock, par value $0.00 per share (“Preferred Stock”), and 500,000,000 shares of common stock, par value $0.01 per share (“Common Stock”).

The Board of Directors of the Company may cause the Preferred Stock to be issued from time to time in one or more series and may determine by resolution or resolutions the designation and number of shares, and the relative rights, preferences, and limitations of the shares, of each such series. The Board of Directors may, by resolution or resolutions, change the designation and number of shares, and the relative rights, preferences, and limitations of the shares, of each series of Preferred Stock of which no shares have been issued. The Board of Directors of the Company is authorized to cause to be executed and filed without approval of the shareholders of the Company such amendment or amendments to this Certificate of Incorporation as may be required in order to accomplish any such issuance or change with respect to each such series of Preferred Stock.

Such authority of the Board of Directors includes, but is not limited to, the authority to cause to be issued one or more series of Preferred Stock:

a)	entitling the holders thereof to cumulative, noncumulative or partially cumulative dividends;

b)	entitling the holders thereof to receive dividends payable on a parity with or in preference to the dividends payable on the Common Stock or on any other series of Preferred Stock;

c)	entitling the holders thereof to preferential rights upon the liquidation of, or upon any distribution of the assets of, the Company;

d)	convertible, at the option of the Company or of the holders thereof or of both, into shares of Common Stock or any other series of Preferred Stock;

e)	redeemable, in whole or in part, at the option of the Company, in cash, its bonds or other property, at such price or prices, within such period or periods, and under such conditions as the Board of Directors provides, including creation of a sinking fund for the redemption thereof;

f)	lacking voting rights or having limited voting rights or enjoying special or multiple voting rights; and

g)	having any other rights and preferences, and subject to any other limitations, not inconsistent with the New Jersey Business Corporation Act.

Unless otherwise required by the New Jersey Business Corporation Act or provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled as of right to vote on any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any other class or series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock that does not adversely affect in any material respect the rights of the series of Preferred Stock held by such holder.

Except as otherwise required by the New Jersey Business Corporation Act or provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of the Certificate of Incorporation that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the New Jersey Business Corporation Act.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class.

No holder of shares of the Company shall be entitled, as such, as a matter of pre-emptive or preferential right, to subscribe for or purchase any part of any new or additional issue of shares, or any treasury shares, or of securities of the Company or of any subsidiary of the Company convertible into, or exchangeable for, or carrying rights or options to purchase or subscribe, or both, to shares of any class whatsoever, whether now or hereafter authorized, and whether issued for cash, property, services or otherwise.

Article IV

The address of the Company’s current registered office in the State of New Jersey is 830 Bear Tavern Road, West Trenton, NJ 08628. The name of the Company’s current registered agent is Corporation Service Company.

Article V

The affairs of the Company shall be managed by a Board of Directors. The number of directors shall be fixed from time to time pursuant to the by-laws of the Company.

In the event that the holders of any class or series of stock of the Company having a preference, as to dividends or upon liquidation of the Company, shall be entitled by a separate class vote to elect directors, as may be specified pursuant to Article III, then the provisions of such class or series of stock with respect to their rights shall apply. The number of directors that may be elected by the holders of any such class or series of stock shall be in addition to the number fixed pursuant to the preceding paragraph of this Article V. Except as otherwise expressly provided pursuant to Article III, the number of directors that may be so elected by the holders of any such class or series of stock shall be elected for terms expiring at the next annual meeting of shareholders, and vacancies among directors so elected by the separate class vote of any such class or series of stock shall be filled by the remaining directors elected by such class or series, or, if there are no such remaining directors, by the holders of such class or series in the same manner in which such class or series initially elected a director.

If at any meeting for the election of directors, more than one class of stock, voting separately as classes, shall be entitled to elect one or more directors and there shall be a quorum of only one such class of stock, that class of stock shall be entitled to elect its quota of directors notwithstanding the absence of a quorum of the other class or classes of stock.

Vacancies and newly created directorships resulting from an increase in the number of directors, subject to the provisions of Article III, shall be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and each such director so chosen shall hold office until the next succeeding annual meeting of shareholders and until his or her successor shall be duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

No change in the date of any annual meeting or decrease in the number of directors shall shorten the term of any incumbent director.

The number of directors constituting the Company’s current Board of Directors is nine (9), the address of each director is 343 State Street, Rochester, New York 14650, and their names are as follows:

Mark S. Burgess	Antonio M. Perez
James V. Continenza	Jason New
Matt Doheny	William G. Parrett
John A. Janitz	Derek Smith
George Karfunkel

Article VI

No director or officer of the Company shall be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders as a director or officer, except to the extent that such exemption from liability or limitation thereof is not permitted by the New Jersey Business Corporation Act as currently in effect or as the same may hereafter be amended. Neither the amendment, modification nor repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall eliminate, reduce or otherwise adversely affect any right or protection of a director or officer that exists at the time of such amendment, modification, repeal or adoption of such an inconsistent provision.

Article VII

To the extent shareholder approval is required under the New Jersey Business Corporation Act for any merger or consolidation involving the Company or any sale, assignment, transfer or other disposition of all, or substantially all, the assets of the Company, such transaction shall be approved upon receiving the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon.

Neither the Company nor the Board of Directors shall authorize, approve or adopt any shareholder rights plan (which for this purpose shall mean any arrangement pursuant to which, directly or indirectly, rights may be distributed to shareholders that entitle all shareholders, other than persons who meet certain criteria specified in such arrangement, to acquire Common Stock or Preferred Stock at less than the prevailing market price of the Common Stock or Preferred Stock) without the affirmative vote of a majority of the votes cast by the holders of Common Stock and any Preferred Stock, voting separately as classes, at any annual or special meeting of the shareholders duly called for that purpose.

Article VIII

Except as otherwise required by law or as otherwise provided in this Certificate of Incorporation, this Certificate of Incorporation may be amended by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon at any annual or special meeting of the shareholders duly called for that purpose.

Article IX

The Company shall not issue any class of non-voting equity securities unless and solely to the extent permitted by Section 1123(a)(6) of title 11 of the United States Code (the “Bankruptcy Code”) as in effect on the date of filing of this Certificate of Incorporation with the Department of Treasury of the State of New Jersey; provided, however, that this Article IX: (a) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Company and (c) in all events may be amended from time to time or may be eliminated, in each case in accordance with applicable law.

Article X

Except as provided in this Article X, the Company hereby renounces, to the fullest extent permitted by law, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are presented to any of its directors or shareholders or any of their respective affiliates. Without limiting the generality of the foregoing, the Company specifically renounces any rights the Company might have in any business venture or business opportunity of any director or shareholder or any of their respective affiliates, and no director or shareholder or any of their respective affiliates shall have any obligation to offer any interest in any such business venture or business opportunity to the Company or otherwise account to the Company in respect of any such business ventures or opportunities, even if the business venture or opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Furthermore, it shall not be deemed a breach of any fiduciary or other duties, if any, whether express or implied, for any director or shareholder to permit itself or one of its affiliates to engage in a business opportunity in preference or to the exclusion of the Company, and such director or shareholder or any of their respective affiliates shall have no obligation to disclose to the Company or any of its subsidiaries any information related to its business or opportunities, disclose to the Company or the Board of Directors any confidential information regarding any corporate opportunity or other potential investment in such director or shareholder’s possession even if it is material and relevant to the Company and/or the Board of Directors, present business opportunities to the

Company, refrain from engaging in any line of business, refrain from investing in any person or refrain from doing business with any person. References to “shareholder” in this Article X are to each shareholder in its capacity as such. Without limiting the generality of the foregoing, any references in this Article X to “business,” “opportunity,” “business opportunity,” “business venture or opportunity” or “corporate opportunity” shall specifically include, but shall not be limited to, opportunities in the market for commercial printing, packaging and functional printing.

Notwithstanding anything to the contrary set forth in this Article X, the Company does not renounce, pursuant to this Article X, any right, interest or expectancy of the Company in, or in being offered an opportunity to participate in, any business venture or opportunity that is presented or offered to, or becomes known to, any shareholder (through the attendance of his, her or its designated observer at the meetings of the Company’s board of directors or any committee thereof, or the receipt of information by such observer from the Company in connection therewith) or any director or officer of the Company solely in his, her or its capacity as a shareholder, director or officer of the Company. The Company does not waive, pursuant to this Article X, any duty or obligation of any shareholder, director or officer with respect to any such business venture or opportunity.

Any person purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article X.

[signature page follows]

DATED this 29th day of August, 2013.

EASTMAN KODAK COMPANY

By:	/s/ Patrick M. Sheller
Patrick M. Sheller

Senior Vice President

General Counsel, Secretary & Chief Administrative Officer